  Exhibit 99.1

May 26, 2021

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2021. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

10-Q FILING

Summit filed its Quarterly Report on Form 10-Q for the period ending March 31, 2021 with the Securities and Exchange Commission on May 17, 2021. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

CORONAVIRUS (COVID-19) UPDATE

As the COVID-19 pandemic enters its second year of existence, many states have experienced dramatic decreases in the number of positive cases, likely due to the administering of the Pfizer, Moderna and Johnson & Johnson vaccines to the public. According to the covid.cdc.gov website for the week ending May 6, 2021, the U.S. experienced a 16.7% decrease in the 7-day average from the previous week, with 30% of the U.S. population being fully vaccinated. Many U.S. states are reporting less than 100 positive COVID cases per 100,000. As a result, many states have experienced an improvement in their respective COVID “tiers” and have eased certain restrictions regarding indoor dining, social distancing and mask wearing. Our operators have also experienced decreases in the number of reported positive cases resulting from the vaccination of most of their staff and residents. They continue to work diligently to adhere to CDC guidelines for limiting the spread of the disease within their facilities. Despite this encouraging news, other countries are facing new variant cases of the virus, such as that currently experienced in India, which are making their way to the United States. This pandemic continues to rapidly evolve with potential new strands developing, and the ultimate unknown impact on senior housing and skilled nursing creates a material uncertainty and risk with respect to our business, operations, financial condition, and liquidity.

In October 2020, under a court order, a receiver assumed the responsibilities of operating and managing our assisted living facility in Chandler, Arizona. For the period ended March 31, 2021, this tenant experienced a material adverse effect on its operations related to COVID-19, and that has affected its ability to make its rent payments in 2021. We are currently working with this tenant on a revised rent schedule for 2021. We have not seen any impact on debt payments from borrowers or notes receivable.

Additionally, some of our Equity-Method Investment tenants have experienced decreased occupancy and increased operating costs related to COVID-19, and for the Indiana JV, this has had a material adverse effect on their ability to meet their financial and other contractual obligations to the Indiana JV, including the payment of rent, which resulted in a temporary rent reduction.

Please review our Form 10-Q for the period ending March 31, 2021 filed with the SEC on May 17, 2021 for additional information regarding the risks associated with this pandemic and its impact on us. We will continue to monitor the impact on our business as well as proactively work with our tenants and partners through this difficult time.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $91,000 for the three months ended March 31, 2021 compared to $191,000 for the three months ended March 31, 2020. FFO per share was ($0.04) for the three months ended March 31, 2021 compared to $0.03 for the same period last year. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the period ending March 31, 2021.

PORTFOLIO

Summit currently has ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties. During 2021, we will continue to endeavor to raise institutional third-party capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

ACQUISITION UPDATE

On February 8, 2021, Summit entered into a Purchase and Sale Agreement to acquire 100% interest in three (3) skilled nursing facilities located in California’s Inland Empire for a total purchase price of $20,055,000. Summit expects to invest approximately $6.3 million in equity for the acquisition and finance the balance with a bridge loan.

PROPERTY PROFILE – HEBERT HEALTH CENTER

On February 28, 2017, we acquired, through a joint venture equity partner, a skilled nursing facility in Smithfield, Rhode Island currently known as Hebert Health Center for approximately $8.9 million. The 51,900 square foot facility has 133 operating beds and was built in 1947, with subsequent improvements made in 1962 & 1992. The facility is leased to ASLC RI II, LLC pursuant to a fifteen-year term master lease on a triple-net basis.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

 This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2020 and quarterly report for the period ended March 31, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.